Exhibit 4.2

THIS FIRST SUPPLEMENTAL INSTRUMENT is entered into the Ninth day of July 1990 by FUEL TECH N.V. whose registered office is at 29A Daphneweg, Curacao, Netherlands Antilles (“the Company”).
WHEREAS:
(A)	This First Supplemental Instrument is supplemental to an instrument dated 21st December 1989 (“the Instrument”) constituting US$19,200,000 Nil Coupon Non-redeemable Convertible Unsecured Loan Notes of the Company (“the Original Notes”) and entered into by the Company.

(B)	All of the Original Notes have been issued.

(C)	By virtue of Clause 10 of the Instrument the Company is entitled from time to time by resolution of the Board of Directors or of a duly constituted committee thereof to create and issue further Notes (as defined therein) to be constituted by deed or instrument expresses to be supplemental to the Instrument so as to form a single series with the Original Notes.

(D)	The Company has, pursuant to its Articles of Association and by resolution of its Board of Directors passed on 9th July, 1990, created a further US$3,000,000 Nil Coupon Non-redeemable Convertible Unsecured Loan Notes (“the Further Notes”) to be constituted as hereinafter provided.
NOW THIS FIRST SUPPLEMENTAL INSTRUMENT WITNESSETH AND THE COMPANY HEREBY DECLARES as follows:-

1.	Subject as hereinafter provided all words and expressions defined in the Instrument shall, where the context so requires and admits, have the same meanings in this First Supplemental Instrument and in the schedule hereto.

2.	The principal amount of the Further Notes is limited to US$ 3,000,000. The Further Notes may be issued in denominations of US$ 1 in nominal amount or multiples thereof to such persons at such time and on such terms and either at par or at a premium to par or at a discount and either for cash or for such other consideration as the Board of Directors of the Company shall determine.

3.	The Further Notes shall rank pari passu in all respects with the Original Notes and shall form a single series therewith and accordingly all of the provisions of the Instrument shall apply to the Further Notes and the holders thereof as well as to the Original Notes and the holders thereof as though references therein to the Original Notes and the holders thereof were references to the Further Notes and the holders thereof respectively, save that all references to the First Schedule shall be deemed to be the Schedule of this First Supplemental Instrument and not to the First Schedule of the Instrument.

4.	The Instrument shall henceforth be read and construed in conjunction with this First Supplemental Instrument.

5.	A memorandum of this First Supplemental Instrument shall be endorsed on the Instrument and any duplicate thereof.
IN WITNESS whereof this First Supplemental Instrument has been duly executed the day and year first written above.

FUEL TECH N.V.
By:	J.A. De Havilland
	Name:	J.A. De Havilland
	Title:	Director

THE SCHEDULE

Certificate No.	Transfer No.	Amount
US$
FUEL TECH N.V.
(Incorporated under the Laws of the Netherlands Antilles)
NIL COUPON NON-REDEEMABLE CONVERTIBLE
UNSECURED LOAN NOTES
Created and issued pursuant to the Articles of Association of the Company and to a Resolution of Board of Directors passed on 9th July, 1990.
THIS IS TO CERTIFY that the undermentioned is/are the registered holder(s) of the amount set out below of the US$ 3,000,000 Nil Coupon Non-Redeemable Convertible Unsecured Loan Notes (the “Notes”) constituted by an Instrument entered into by the Company on July 9th, 1990 (“the First Supplemental Instrument”) and issued with the benefit of and subject to the provisions contained in the First Supplemental Instrument and the Conditions endorsed hereon, and forming a single series with the US$ 19,200,000 Nil Coupon Non-redeemable Convertible Unsecured Loan Notes constituted by and instrument dated 21st December 1989 entered into by the Company (such instrument and the First Supplemental Instrument being together referred to as “the Instrument”) to which the First Supplemental Instrument is supplemental.

NAME(S) OF HOLDER(S)	AMOUNT OF NOTES
The Notes are repayable in accordance with Conditions 1 and 2 endorsed hereon.
This Certificate must be surrendered before any transfer, whether of the whole or any part of the Notes comprised in it, can be registered or any new Certificate issued in exchange. If this Certificate is transferred at any time prior to the date which is 90 days after the date of this Certificate, such transfer may only be registered upon certification by the transferee that it is not a, and is not acquiring an interest herein for the account of any, U.S. Person (as such term is defined in the Instrument).
The Notes are transferable only in amounts or multiples of US$1.

FUELTECH N.V.

Date:	By:
Name:
Title:

THE CONDITIONS within referred to
1.	Repayment and Purchase

1.1	UNLESS previously converted in accordance with Clause 6 of the Instrument or purchased by the Company, the Notes shall be repaid at par in the circumstances described in Clause 8 of the Instrument.

1.2	The Company will be entitled at any time to purchase any Notes by tender or by private treaty or otherwise at any price agreed between the Noteholder and the Company.

2.	Surrender of Certificate

2.1	EVERY Noteholder any part of whose Notes is due to be repaid under any of the provision of these Conditions shall not later than the due date for such prepayment deliver up to the Company at its registered office for the time being or such other place as the Company may from time to time notify the Noteholders the Certificate(s) of his Notes which are due to be repaid in order that the same may be cancelled and upon such delivery and against a receipt if the Company shall so require for the principal moneys payable in respect of the Notes to be redeemed the Company shall pay to the Noteholder the amount payable to him in respect of such redemption and such payment shall be made through a bank on behalf of the Company if the Company shall think fit PROVIDED THAT if any Certificate(s) so delivered to the Company includes any Notes not redeemable on the occasion on which it is so delivered a fresh Certificate for the balance of the Notes not redeemable on that occasion shall be issued free of charge to the Noteholder delivering such Certificate to the Company.

2.2	If any Noteholder any part of whose Notes is liable to be repaid under these Conditions shall fail or refuse to deliver up the Certificate(s) for such Notes at the time and place fixed for repayment thereof or shall fail or refuse to accept payment of the redemption or the repayment moneys payable in respect thereof the moneys payable to such Noteholder shall be set aside by the Company and paid into a separate interest bearing bank account and held by the Company in trust for such Noteholder and such setting aside shall be deemed for all the purposes of these Conditions to be a payment to such Noteholder and the Company shall thereby be discharged from all obligations in connection with such Notes. If the Company shall place the said moneys on deposit at a bank the Company shall not be responsible for the safe custody of such moneys or for interest thereon except such interest (if any) as said moneys may earn whilst on deposit less any expenses incurred by the Company in connection therewith. Any such amount so paid or deposited which remains unclaimed after a period of twelve years from the making of the payment in or deposit shall revert to the Company notwithstanding that in the intervening period the obligations to pay the same may have been provided for in the books accounts and other records of the Company.

3.	Cancellation

ALL Notes repaid, prepaid, purchased or redeemed by the Company shall be cancelled and the Company shall not be at liberty to keep the same of the purposes of re-issue or to re-issue the same.

4.	Modification

THE provisions of this Instrument and the rights of the Noteholders may from time to time be modified, abrogated or compromised in any respect with the sanction of an Extraordinary Resolution of the Noteholders as defined in the Instrument and with the consent of the Company.

5.	Further Issues

THE Instrument constituting the Notes makes provision for the Company to make further issues of Unsecured Loan Notes so as to form a single issue with the Notes constituted thereby.

6.	Transfer

THE Notes are registered and are not transferable without the prior written consent of the Company. The Notes may not be transferred to or for the account of any U.S. Person prior to the Season Date (as both such terms are defined in the Instrument).

7.	Dealings

THE Notes shall not be capable of being dealt in on any Stock Exchange in the United Kingdom or elsewhere and no application has been or will be made to any Stock Exchange for permission to deal in or for an official or other quotation for the Notes.

8.	Form and Status

THIS Note constitutes an unsecured obligation of the Company. The Instrument pursuant to which this Note is issued does not contain any restrictions on borrowing, charging or disposal of assets by the Company or any of its subsidiaries.

12.	Inspection

A copy of the Instrument shall be kept at the registered office of the Company. A Noteholder and any person authorized by a Noteholder may at all reasonable times during office hours inspect such copy.